Free Writing Prospectus to Preliminary Pricing Supplement No 6,323

Registration Statement Nos. 333-275587; 333-275587-01

Dated January 31, 2025; Filed pursuant to Rule 433

Morgan Stanley

2-Year NVDA Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying stock:	NVIDIA Corporation common stock
Early redemption:	Determination date:	Early redemption payment:
	1st:	2/18/2026	$1,150
Upside participation rate:	250% to 265%
Downside threshold level:	60% of the initial share price
Pricing date:	February 14, 2025
Final determination date:	February 16, 2027
Maturity date:	February 19, 2027
CUSIP:	61778CBA2
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225005685/ms6323_424b2-02990.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in the underlying stock	Payment (per security)
1st Determination Date	+20%	$1,150
The securities are automatically redeemed on the early redemption date. Investors will receive a payment of $1,150 per security on the early redemption date.

Hypothetical Payout at Maturity[1]

Assuming that the underlying stock closes below the initial share price on the first annual determination date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:

Change in the Underlying Stock	Payment (per security)
+30%	$1,750*
+20%	$1,500*
+10%	$1,250*
0%	$1,000
-10%	$1,000
-20%	$1,000
-30%	$1,000
-40%	$1,000
-41%	$590
-50%	$500
-60%	$400
-70%	$300
*Assumes an upside participation rate of 250%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Stock

For more information about the underlying stock, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of any principal.

●If the securities are redeemed prior to maturity, the appreciation potential of the securities is limited by the fixed early redemption payment specified for the first determination date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Reinvestment risk.

●The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 2-year term of the securities.

●Investing in the securities is not equivalent to investing in the underlying stock.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $951.80 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Not equivalent to investing in the underlying stock.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Stock

●No affiliation with NVIDIA Corporation.

●We may engage in business with or involving NVIDIA Corporation without regard to your interests.

●The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities – Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.